EXHIBIT 10(c)

STOCK UNIT AGREEMENT

EXECUTIVE INCENTIVE PREMIUM EXCHANGE PROGRAM

Dated: MM DD, YYYY

This Letter Agreement (the “Agreement”) will confirm an award of stock units (“Stock Units”) to the individual shown on Exhibit A of this Agreement (the “Participant”), as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2004 Stock Incentive Plan of the Company (the “Plan”), a copy of which is included in this database and made a part hereof.

1. GRANT OF UNITS. The Company hereby awards to the Participant the number of Stock Units shown on Exhibit A of this Agreement, each unit evidencing the right to receive, upon the terms and subject to the conditions set forth in this Agreement and the Plan, one share of Common Stock of the Company, $2.50 par value per share (“Common Stock”).

2. RESTRICTION PERIOD. The restriction period shall be 36 months, commencing on the date hereof and terminating on [three years from grant date], unless sooner terminated under provisions of the Plan or as otherwise provided herein (the “Restriction Period”).

3. DIVIDEND EQUIVALENT RIGHTS. During the Restriction Period, the Participant shall be entitled to receive a payment in cash equal to the amount of dividends that would have been paid on an equivalent number of shares of outstanding Common Stock.

4. RESTRICTIONS. (i) Subject to Section 8(c) of the Plan, the Participant shall not be entitled to delivery of the stock until the expiration of the Restriction Period; (ii) none of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of; and (iii) all of the Stock Units shall be forfeited and all the Participant’s rights to such Stock Units and the right to receive Common Stock shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company or a Subsidiary, as defined in the Plan, for the entire Restriction Period, except as provided by Section 8(c) of the Plan modified as follows: if the Participant retires before the Restriction Period is met, the Participant shall immediately forfeit all Stock Units; in addition, if the Participant is involuntarily terminated from the Company or a Subsidiary (except for cause) prior to the end of the Restriction Period, the Participant will retain the Stock Units corresponding to the original incentive award exchanged under the Executive Incentive Premium Exchange Program (“PEP”), plus a pro rata number of premium stock units based on the number of full months the Participant was employed by the Company or a Subsidiary during the Restriction Period.

5. PAYMENT OF STOCK UNITS. At the end of the Restriction Period or at such earlier time as provided for in Section 8(c) of the Plan, and subject to Section 6 hereof, shares of Common Stock equal to the number of Stock Units shall be delivered to the Participant (through the Participant’s account at the Company’s third party stock plan administrator, if applicable) or the Participant’s beneficiary or estate, as the case may be, free of all restrictions.

[6. DEFERRAL. The Participant is a “named executive officer” as defined in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission and must defer receipt of payment of the Stock Units pursuant to the Deferral of Stock Award Gains Program until termination of employment as required by a committee of the Board of Directors of the Company pursuant to the provisions of Section 9 of the Plan.]

-OR-

[6. DEFERRAL. The Participant may elect to defer receipt of payment of any award of Stock Units pursuant to the Deferral of Stock Award Gains Program. A Participant who at any time during calendar year [1 year prior to vest year] is a “named executive officer” as defined in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission must defer receipt of payment of any award of Stock Units until termination of employment if requested by a committee of the Board of Directors of the Company pursuant to the provisions of Section 9 of the Plan.]

7. WITHHOLDING. Upon payment of the Stock Units, the Participant must arrange for the payment to the Company (through the Company’s third party stock plan administrator, if applicable) of all applicable withholding taxes resulting therefrom promptly after notification of the amount thereof. The Participant may elect to have shares withheld to pay withholding taxes if a proper election to pay withholding taxes in this manner is made.

8. SUBJECT TO PLAN. The award confirmed by this Agreement is subject to the terms and conditions of the Plan, as the same may be amended from time to time in accordance with Section 19 thereof.

9. EMPLOYMENT AT WILL. Subject to Section 21(a) of the Plan, this Agreement shall not be construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary.

To confirm acceptance of the foregoing, kindly click on Button 2 “PEP Stock Unit Award (Exhibit A)” and select “I accept the above award and the related Agreement”.

Sincerely,
UNION PACIFIC CORPORATION
By

Chairman, President & Chief Executive Officer
[Use General Counsel’s signature for CEO grants]

PEP Stock Unit Award (Exhibit A)

Grant Date

Please verify the following information:

First name:
Middle initial/name:
Last name:
Social Security Number:	xxx-xx-xxxx
Company:

If any of the above information is not correct, please check the box below:

☐

Type of grant:	Retention Units

Number of retention units granted:	xxx

Restriction period:	3 years

Restriction commencement date:	Grant Date
Restriction termination date:	3 years from grant date

By executing this Exhibit A, I acknowledge that I am bound by all of the terms of the Union Pacific Corporation 2004 Stock Incentive Plan and the Agreement delivered herewith, each of which is incorporated by reference in this Exhibit A.

Please make a choice below:

I accept the above award and the related Agreement.

I do not accept this award and/or the related Agreement.

After making a choice please click the SEND button above.

For general tax purposes, Stock Units are valued at the time of vesting. When preparing tax calculations at the time of vesting, the Fair Market Value (FMV), the average of the high and low trading prices of the stock on the day after the restrictions lapse as reported in The Wall Street Journal listing of composite transactions for New York Stock Exchange issues, is used.